SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Under Rule 14a-12

AFL-CIO Housing Investment Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Investor Relations

From:	Investor Relations
To:	[email address]
Subject:	AFL-CIO HIT 2020 Annual Meeting

Good Afternoon,

Early next week, you will receive a complete set of materials for the AFL-CIO Housing Investment Trust’s upcoming 2020 Annual Meeting. We understand that many of our Participants are operating remotely right now, as is the HIT. In an effort to promote the shared health of our employees and extended communities, the HIT will be sending meeting materials in both paper and electronic formats.

Please be aware that these email communications will originate from the HIT’s proxy service provider, not the HIT directly. We mention this so you do not mistake our messages for spam. As always, we ask that you review the meeting materials in full and vote as soon as possible. If you have any questions regarding the 2020 Annual Meeting, please contact us at meeting@aflcio-hit.com.

Thank you for your continued support.

Participants of the AFL-CIO Housing Investment Trust will receive a Proxy Statement that provides important information about the proposals that will be considered at the 2020 Annual Meeting. When it is available, please read the Proxy Statement carefully before making any decision to approve any proposal. To receive a free copy of a Proxy Statement and other relevant documents, please email meeting@aflcio-hit.com. The Proxy Statement and other relevant documents will also be available for free on the SEC’s website (www.sec.gov).

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